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All Media Inquiries:

David Walker, Chief Financial Officer

Beth Preston or Jessica Morrison

Restoragen, Inc.

Feinstein Kean Healthcare

www.restoragen.com

www.fkhealth.com

(800) 786-2580

(617) 577-8110

FOR IMMEDIATE RELEASE

RESTORAGEN, INC. ANNOUNCES REVISED CORPORATE STRATEGY FOCUSING ON CLINICAL DEVELOPMENT OF RGLP-1 IN CARDIOVASCULAR INDICATIONS

LINCOLN, NEBRASKA, May 22, 2002 — Restoragen, Inc. today announced its revised corporate strategy to focus on the clinical development of its lead product candidate, rGLP-1, in cardiovascular disease indications. Following a previously announced strategic review, this direction was reinforced by encouraging results from previous trials of rGLP-1 demonstrating reduced insulin resistance, an important risk factor for many serious cardiovascular diseases.   Building on the safety and efficacy data from its clinical investigations in type 2 diabetes, Restoragen plans to begin physician sponsored Phase II trials of rGLP-1 in cardiovascular disease later this year.

As a result of this refocused strategy, the Company will cease its non-strategic recombinant peptide production operations.   Restoragen is seeking to license or sell the technology, production methods and facilities associated with its proprietary peptide production.   Restoragen will be reducing its staff by approximately 55 and moving forward with a core staff of employees.  Together with the assistance of contracted support, this team will seek to advance rGLP-1 through development with strategic partners.

“This focused strategy is designed to increase value by advancing the clinical development and commercialization of rGLP-1 through partnerships with leading pharmaceutical companies.  We believe rGLP-1 can be a novel approach to treating serious cardiovascular disorders, such as congestive heart failure, which alone affects four million Americans each year,” stated Ashleigh Palmer, Restoragen’s Chief Executive Officer.  “Cardiovascular diseases represent the leading cause of death in the U.S., yet treatment options for many of these patients remain limited. Restoragen is committed to advancing the development of rGLP-1 as a potential treatment for acute cardiovascular diseases.”

Through its clinical investigations in type 2 diabetes, Restoragen has demonstrated that rGLP-1 can decrease insulin resistance substantially in treated patients.  Impairing the body’s storage of sugar and ability to dispose of fat stores, insulin resistance is associated with hypertension, high cholesterol and many acute cardiovascular diseases. Restoragen continues to develop its intellectual property portfolio for the use of rGLP-1 and its analogs in the treatment of several cardiovascular diseases.  In addition, the Company will continue its ongoing Phase IIB trial of rGLP-1 in patients with type 2 diabetes.

The successful implementation of the revised strategy is dependent on the successful disposal of production operations and availability of additional financing.

About Restoragen

Restoragen’s stock is not publicly traded.  The Company has registered its capital stock with the Securities and Exchange Commission and files periodic reports, such as Forms 10-K, 10-Q and 8-K, with the Commission.  Those reports are available on the SEC website (www.sec.gov).

Forward-Looking Statements

Statements made in this Press Release that are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “plan”, “expect”, “intend”, “suggest” and similar expressions to identify forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the dependence of the Company on obtaining future financing, uncertainties involved in the additional development of the Company’s new pharmaceutical products, including securing strategic partners to fund further development, the outcomes of clinical trials, obtaining regulatory approvals or clearances, the ability of the Company’s products to be manufactured in commercial quantities, availability of commercial production capacity, the development of partnerships for distribution and marketing, protection of the Company’s patent and proprietary rights, avoiding infringement of competitors’ proprietary rights, and potential competition. A detailed discussion of risks and uncertainties may be found in the Company’s Form 10-K for the year ended December 31, 2001, under the heading, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Additional Factors That May Affect Future Performance.”

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